EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of PEC Solutions, Inc. of our report dated March 16, 2005, relating to the consolidated financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of PEC Solutions, Inc., which appear in PEC Solution Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2004.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia
April 1, 2005